UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 24, 2004

COINSTAR, INC.

(Exact name of registrant as specified in charter)

Delaware	000-22555	94-3156448
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

COINSTAR, INC.

1800 – 114th Avenue SE

Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(425) 943-8000

(Registrant’s telephone number, including area code)

Item 5. Acquisition or Disposition of Assets

On May 24, 2004, Coinstar, Inc., a Delaware corporation (“Coinstar”), issued a press release announcing the execution of a definitive agreement and plan of merger, dated as of May 23, 2004 (the “Merger Agreement”), by and among Coinstar, Sesame Mergeco, Inc., a Delaware corporation and wholly-owned subsidiary of Coinstar, ACMI Holdings, Inc., a Delaware corporation (“Holdings”), American Coin Merchandising, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings (“ACMI”), and Wellspring Capital Management LLC, a Delaware limited liability company (“Wellspring”) for $235 million in cash. In accordance with the Merger Agreement, ACMI and Holdings will become wholly owned subsidiaries of Coinstar.

Coinstar believes that the acquisition transaction will be accretive within the first 12 months, excluding the effects of the amortization of intangible assets. Between signing and closing, Coinstar will obtain independent valuations of tangible and intangible assets, and will determine purchase price allocations including amounts assigned to goodwill. Reported GAAP EPS will be affected by the non-cash accounting charges related to such amortization of intangible assets. Coinstar will give guidance regarding GAAP EPS for the combined companies on the first conference call after the independent valuation of intangible assets is complete.

The acquisition transaction is expected to close in the third quarter of this year. As such, guidance for the second quarter will remain unchanged. Coinstar will adjust full-year guidance upon the completion of the transaction.

The transaction cost of $235 million will be funded with debt. Coinstar will not assume any of ACMI’s existing debt. Closing is dependent on certain customary conditions, including obtaining Hart-Scott-Rodino clearance, certain other governmental approvals and certain contractual consents and Coinstar’s ability to finance this transaction.

J.P. Morgan and Lehman Brothers advised Coinstar on this transaction.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in it entirety by the terms and conditions of the Merger Agreement. A copy of the press release issued by Coinstar on May 24, 2004 is attached hereto as an exhibit and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

99.1	Press release issued by Coinstar dated May 24, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

COINSTAR, INC.

By:	/s/ David W. Cole
David W. Cole
Chief Executive Officer

Dated: May 24, 2004

INDEX TO EXHIBITS

99.1	Press release issued by Coinstar dated May 24, 2004